Exhibit 99.1

Actaris Metering Systems SA and Subsidiaries

Consolidated Financial Statements
as of December 31, 2006 and 2005 and for the
year ended December 31, 2006,
the five months ended December 31, 2005,
as well as the seven months ended July 31, 2005 (Predecessor period)
and year ended December 31, 2004 (Predecessor period)

Independent Auditors Report

We have audited the accompanying consolidated balance sheets of Actaris Metering Systems SA and Subsidiaries (“The Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2006; the five months ended December 31, 2005 as well as the seven months ended July 31, 2005 (Predecessor period) and year ended December 31, 2004 (Predecessor period). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of The Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Company as at December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006; the five months ended December 31, 2005 as well as the seven months ended July 31, 2005 (Predecessor period) and year ended December 31, 2004 (Predecessor period) in conformity with accounting principles generally accepted in the United States of America.

Ernst & Young Reviseurs d’Entreprises SCRL
Represented by Jacques Vandernoot

Brussels, Belgium
June 22, 2007

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In € thousands)
	Successor	Successor	Predecessor	Predecessor
	Year ended	August 1 to	January 1 to	Year ended
	December 31,	December 31,	July 31,	December 31,
	2006	2005	2005	2004

Revenues	781,810	292,319	390,566	650,725
Cost of revenues	549,293	214,704	276,724	460,003
Gross profit	232,517	77,615	113,842	190,722

Operating expenses
Research & development	25,186	12,347	12,442	21,449
Sales and marketing	62,181	25,145	34,035	59,352
General and administrative	44,864	22,818	22,806	37,249
Amortization of intangible assets	14,550	6,063	8,742	15,014
Restructuring	3,125	894	1,676	11,120
Total operating expenses	149,906	67,267	79,701	144,184

Operating result	82,611	10,348	34,141	46,538

Other financial income (expense)
Interest expense (net)	(45,383)	(18,621)	(6,423)	(13,991)
Other financial expense (net)	(3,209)	(2,161)	1,883	(2,567)
Total other financial income (expense)	(48,592)	(20,782)	(4,540)	(16,558)

Income (loss) before income taxes and minority interest	34,019	(10,434)	29,601	29,980

Income tax benefit (provision)	(14,399)	1,882	(11,484)	(6,106)
Minority interest	(69)	(283)	(109)	(256)

Net income (loss)	19,551	(8,835)	18,008	23,618

The accompanying notes are an integral part of these consolidated financial statements.

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In € thousands)
	At December 31,
	2006	2005
ASSETS

Current assets
Cash and cash equivalents	33,672	40,519
Accounts receivable, net	134,400	123,748
Inventories, net	76,825	68,400
Current portion of deferred income tax	3,879	4,594
Other current assets	19,404	17,141
Total current assets	268,180	254,402

Long-term investments	3,411	4,251
Property, plant & equipment, net	145,807	151,788
Intangible assets, net	197,794	212,344
Goodwill	220,876	220,890
Deferred income tax	15,886	16,303
Other long-term assets	19,986	23,075
Total assets	871,940	883,053

LIABILITIES AND SHAREHOLDERS EQUITY

Current liabilities
Accounts payable	109,894	90,092
Accrued expenses	30,819	29,157
Wages and benefit payable	29,430	29,409
Income tax payable	18,078	15,540
Current portion of debt & overdrafts	8,700	10,964
Current portion of warranty	3,220	4,486
Current portion of deferred compensation	3,000	3,500
Current portion of restructuring	5,490	8,316
Other current liabilities	4,450	4,896
Total current liabilities	213,081	196,360

Long-term debt	356,562	404,445
Mezzanine debt	110,000	110,000
Minority interest	1,763	2,481
Deferred compensation	52,530	51,732
Deferred income tax	82,841	88,250
Restructuring	678	1,062
Warranties	3,219	4,486
Contingent and other non-current liabilities	13,165	12,988
Total liabilities	833,839	871,804

Shareholder convertible notes	159,280	149,983

Shareholders' equity
Common shares	1,630	1,630
Adjustment of the carryover basis of continuing shareholders	(133,654)	(133,654)
Accumulated other comprehensive income, net	129	2,125
Retained earnings	10,716	(8,835)
Total shareholders' equity	(121,179)	(138,734)

Total liabilities and shareholders' equity	871,940	883,053

The accompanying notes are an integral part of these consolidated financial statements.

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(In € thousands)
	Successor	Successor		Predecessor	Predecessor
	Year ended	August 1 to		January 1 to	Year ended
	December 31,	December 31,		July 31,	December 31,
	2006	2005		2005	2004
Operating activities
Net income (loss)	19,551	(8,835)		18,008	23,618
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	37,269	15,786		20,885	36,355
Amortization of prepaid debt fees	1,902	1,037		140	1,471
Deferred income tax	(4,216)	(5,168)		649	(3,029)
Increase in accrued interest on shareholder convertible notes	9,323	4,021
Acquired in process research & development		2,551
Amortization of acquired backlog from purchase accounting		6,495

Changes in operating assets and liabilities, net of
currency translation adjustment effect:
Decrease (increase) in accounts receivable	(12,585)	8,737		(11,521)	8,514
Decrease (increase) in inventories	(10,243)	10,147		(5,274)	12,877
Decrease (increase) in other current assets	(384)	51		(3,491)	1,669
(Decrease) increase in accounts payable and	24,120	10,978		13,887	(4,791)
accrued expenses, wages and benefit payables
(Decrease) increase in income tax payable	2,531	(2,766)		5,991	2,044
(Decrease) increase in restructuring	(5,885)	(5,151)		(7,839)	2,567
Other	1,234	4,026		(1,114)	1,294
Net cash provided by operating activities	62,617	41,909		30,321	82,589

Investing activities
Acquisitions of property, plant and equipment	(19,404)	(10,073)		(9,169)	(17,467)
Acquisition, net of cash		(652,727)	(1)
Acquisition and financing fees	(2,445)	(27,008)			(507)
Other	1,652	(86)		807	3,496
Net cash used in investing activities	(20,197)	(689,894)		(8,362)	(14,478)

Financing activities
Decrease in old senior debt from Mizuho Corporate Bank				(30,000)	(55,000)
Decrease in bank overdraft	472
Increase in new senior debt from Mizuho Corporate Bank (net)	(49,089)	415,000
Increase in Mezzanine debt from Mizuho Corporate Bank		110,000
Increase in cash deposit at Royal Bank of Scotland					4,170
Equity contribution		1,630
Proceeds from issuance of shareholder convertible notes		161,390
Other	(57)	36		115	(47)
Net cash provided by (used in) financing activities	(48,674)	688,056		(29,885)	(50,877)

Net translation adjustment on cash and cash equivalents	(593)	448		1,010	(395)
Dividends paid					(10,560)

Increase in cash and cash equivalents	(6,847)	40,519		(6,916)	6,279
Cash and cash equivalents at beginning of period	40,519	0	(1)	48,189	41,910

Cash and cash equivalents at end of period	33,672	40,519		41,273	48,189

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	(14,064)	(5,778)		(4,636)	(6,732)
Cash paid during the year for interests	(36,542)	(9,760)		(6,613)	(13,291)

(1)	NewCo (successor company) has beginning cash of zero. The cash of the predecessor company of € 41.3 million has been netted with the the acquisition cost of € 694 million in the investing activities of the successor company.

The accompanying notes are an integral part of these consolidated financial statements.

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(In € thousands)
			Adjustment of
			the Carryover	Accumulated	Retained
			Basis of	Other	earnings
	Number of		Continuing	Comprehensive	(Accumulated
	Shares	Amount	Shareholders	Income (loss)	deficit)	Total

Predecessor
Balance at December 31, 2003	845,000	160,000		(3,355)	(7,693)	148,952

Net income					23,618	23,618
Currency translation adjustment				(2,310)		(2,310)
Dividend payment					(10,560)	(10,560)

Balance at December 31, 2004	845,000	160,000	-	(5,665)	5,365	159,700

Net income					18,008	18,008
Currency translation adjustment				7,590		7,590

Balance at July 31, 2005	845,000	160,000	-	1,925	23,373	185,298

Successor
Ordinary shares	64,408	1,610				1,610
Preferred shares	800	20				20
Predecessor basis adjustment			(133,654)			(133,654)
Net loss					(8,835)	(8,835)
Currency translation adjustment				2,125		2,125

Balance at December 31, 2005	65,208	1,630	(133,654)	2,125	(8,835)	(138,734)

Net income					19,551	19,551
Currency translation adjustment				(1,996)		(1,996)

Balance at December 31, 2006	65,208	1,630	(133,654)	129	10,716	(121,179)

The accompanying notes are an integral part of these consolidated financial statements.

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	DESCRIPTION OF BUSINESS

Actaris Metering Systems SA (“Actaris” or “the Company”) is incorporated in Luxembourg. The Company, through its subsidiaries in 30 countries, designs, manufactures, and services meters and associated systems for the electricity, gas, water and heat markets.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
Actaris consolidates all subsidiaries in which the Company has a greater than 50% ownership or otherwise when Actaris has the effective control. Subsidiaries in which the Company does not control and owns less than a 50% interest are accounted for using the equity method and are classified in Long-Term Investments. Entities in which we have less than a 20% investment and do not exercise significant influence are accounted for under the cost method. We consider for consolidation any variable interest entity of which we are the primary beneficiary. We are not the primary beneficiary of any variable interest entities. All intercompany transactions and balances are eliminated in consolidation.

CASH AND CASH EQUIVALENTS
Actaris considers all highly liquid instruments with remaining maturities of three months or less at the date of acquisition to be cash equivalents.  Cash equivalents are recorded at cost, which approximates fair value.

ACCOUNTS RECEIVABLE
Accounts receivable are recorded for invoices issued to customers in accordance with contractual arrangements. The allowance for doubtful accounts is based on the Company’s historical experience of bad debts. Accounts receivable are written-off against the allowance when we believe an account, or a portion thereof, is no longer collectible.

INVENTORIES
Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventory consists of materials and parts, supplies, work in process and finished products. Work in progress and finished products include all direct and attributable indirect costs incurred in manufacturing products. General & Administrative expenses and Research & Development costs are not included in inventory. Inventory is recorded net of a reserve for slow-moving or obsolete products.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, set at ten to thirty years for buildings and improvements and three to ten years for machinery and equipment. Capitalized leases relate to building improvements and are capitalized over the term of the applicable lease, including renewable periods if reasonably assured, or over the useful lives, whichever is shorter.

We review tangible assets for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. There were no significant impairments in 2006, 2005 and 2004. If there were an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows were less than the carrying amount of the assets, an impairment loss would be recognized to write down the assets to their estimated fair value.

Maintenance, repairs and renewal costs which do not improve or extend the useful life of the asset are expensed as incurred.

DEFERRED FINANCING COSTS
The Company capitalizes direct costs incurred related to the issuance of debt and records the amounts in other long-term assets. These costs are amortized to other financial expense over the lives of the respective borrowings using the effective interest method.   Upon early repayment of the underlying loan balance, the related remaining fees are charged to expense. Deferred financing costs recorded in the Consolidated Balance Sheets are €13.3 million and €14.7 million at December 31, 2006 and 2005, respectively.

ACQUISITIONS
In accordance with SFAS 141, Business Combinations (SFAS 141) and Emerging Issues Task Force (EITF) 88-16, Basis in Leverage Buyout Transactions, the Company records the results of operations of an acquired business from the date of acquisition. Net assets of the acquired company and intangible assets that arise from contractual/legal rights, or are capable of being separated, are recorded at their fair values at the date of acquisition for new investors and the carrying basis for continuing investors. The excess of the purchase price to the fair value of tangible and definite life intangible assets is allocated to goodwill. Amounts allocated to in-process research and development (IPR&D) are expensed in the period of acquisition.

GOODWILL AND INTANGIBLE ASSETS
Goodwill is tested for impairment as of December 31 of each year, or more frequently, if a significant event occurs under the guidance of SFAS 142, Goodwill and Other Intangible Assets. Reporting units, as defined by SFAS 142, are the same as the operating segments as each business unit is comprised of a single component. Goodwill is assigned to reporting units based on the capacity of the reporting units to generate future cash flow. Intangible assets with a finite life are amortized based on estimated discounted cash flows over estimated useful lives and tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The Company uses estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. In testing goodwill for impairment, the Company forecasts discounted future cash flows at the reporting unit level based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions.

The cost allocated to identifiable intangible assets is amortized to expense over the estimated period of future benefit associated with the intangible asset as follows:

•	Backlog 3 months
•	In Process R&D immediately expensed
•	Software 10 years
•	Intellectual Property 12 years
•	Customer Relationship 20 years

WARRANTY
The Company offers industry standard warranties on hardware products. Standard warranty accruals represent the estimated cost of projected warranty claims and are based on historical and projected product performance trends, business volume assumptions, supplier information and other business and economic projections.

CONTINGENCIES
An estimated loss for a contingency is recorded if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially affect our financial position, results of operations and cash flows.

POSTRETIREMENT BENEFITS
The Company has both defined contribution plans and defined benefit plans. Defined contribution plans are accounted for using the liability method with respect to any contributions due at year-end. Defined benefit obligations are measured using the years-of-service method and corridor approach. Obligations under its defined benefit plans are calculated [based on age, years of service, and the level of compensation] by applying consistent actuarial assumptions that reflect the market expectations for the period in which the obligations are to be settled.  Under the corridor approach, all actuarial gains and losses resulting from variances between actual results and actuarial assumptions are deferred unless they exceed the corridor which is defined as the greater of 10% of the projected benefit obligation or 10% of the fair value of plan assets as of the beginning of the year. In such cases, those actuarial gains and losses are amortized over the average remaining period of employment. When applicable, the defined liability is netted with the fair value of pension trust assets.

INCOME TAX
The Company accounts for income taxes using the assets and liability method. Under this method, deferred taxes are recorded for the temporary differences between the financial reporting basis and tax basis of our assets and liabilities. These deferred taxes are measured using the tax rates expected to be in effect when the temporary differences reverse. The Company establishes a valuation allowance for a portion of the deferred tax asset when the Company believes it is more likely than not that a portion of the deferred tax asset will not be utilized.

FOREIGN EXCHANGE
Foreign currency transactions are recorded using the exchange rate in effect at the date the transaction is recorded. At year-end, monetary assets and liabilities are translated into the reporting currency at year-end exchange rates. Foreign currency exchange differences are recorded in Financial Charges.

The financial statements of foreign subsidiaries are prepared in the functional currency of each subsidiary. For foreign subsidiaries outside of the Euro-zone (i.e.: with a functional currency other than the Euro), assets and liabilities are translated into Euros at the official year-end exchange rates. Income statement accounts are translated at the weighted-average exchange rates for the period.  The resulting differences are charged or credited to Other Comprehensive Income.

REVENUE RECOGNITION
Revenues are recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collectibility is reasonably assured. Hardware revenues are generally recognized at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions. Hardware post-sale maintenance fees are recognized ratably over the life of the related contract. Arrangements with multiple elements are not material to the Company’s overall revenues.

The Company defers revenue for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met. Revenues resulting from long-term contracts for the delivery of meters are recognized upon the customer acceptance criteria determined in the agreement.

SHIPPING AND HANDLING FEES AND COSTS
Shipping and handling fees billed to customers are classified in “Revenues” in our Consolidated Income Statement.  Shipping and handling costs are included in “Cost of Sales” in our Consolidated Income Statement.

DERIVATIVES
The Company utilizes derivative instruments to hedge its interest rate exposure. As these derivatives are not designated as accounting hedges under SFAS No. 133, they are accounted for as derivatives with no hedge designation. Such derivative instruments are reflected at fair value in the Consolidated Balance Sheet in other current assets or other current liabilities. Changes in the fair value on these derivatives are, both realized and unrealized, recorded in current period earnings as interest expense.

RESEARCH & DEVELOPMENT
Product development costs primarily include payroll and third party contracting fees.  Due to the relatively short period of time between technological feasibility and the completion of product development we generally do not capitalize product development.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying values of cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate estimated fair value due to the short maturity of these instruments.

The fair value of long-term debt was based on current rates offered to Actaris for similar debt with the same remaining maturities. The carrying value approximates fair value.

The Company accounts for certain instruments with characteristics of both liabilities and equity in accordance with SFAS 150 and EITF Topic D-98 (a clarification of ASR268), as applicable, which requires classification of redeemable securities that would otherwise not represent obligations under SFAS 150 and are redeemable only if specified events occur at their initial carrying amount outside of permanent equity.

CONCENTRATION OF CREDIT RISK
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and customer receivables.  The Group places its cash and cash equivalents with high credit quality financial institutions and invests in low-risk, highly liquid instruments. Actaris has a wide customer basis with no single customer exceeding 3.5% of its annual revenues. Therefore the credit risk is limited.

USE OF ESTIMATES
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes that the estimates used in the preparation of the financial statements are reasonable, actual results could differ from these estimates.

NOTE 3.	FORMATION OF THE COMPANY AND PREDECESSOR BASIS ADJUSTMENT

Actaris Metering Systems SA (“Actaris” or the “Company”), formerly called "Actaris Metering Systems II Sàrl", was incorporated on June 3rd, 2005 under the laws of Luxembourg by FCPRs managed by LBO France Gestion S.A.S. Actaris Metering Systems II Sarl was renamed on December 2, 2005 and subsequently transformed from Sarl to SA on February 28, 2006.  Actaris is registered under number B 108-445 and its registered address is: 26 rue Louvigny, L-1946 Luxembourg. Actaris has been established for an unlimited period of time. Actaris Metering Systems II Sàrl, acting directly or through various consolidated subsidiaries, acquired Actaris Holding France, Actaris Services “France”, Actaris Development Germany Gmbh, Ganz meter company Ltd Hungary, Actaris Development UK Ltd, Actaris Development US Liquid Measurement Inc, Actaris Development US Gas Inc, Actaris Management Services SA, Actaris Holding 6 S.A., Actaris Spa “Italy”, Actaris SA “Spain” and Actaris Financial Services Sarl and subsidiaries (collectively referred to as the “Actaris Group” or “Predecessor”), on July 28th 2005 (“The Acquisition”). The Acquisition occurred through the purchase of all the outstanding equity of the Actaris Group, and bonds owned by the Selling Holding Company1 in all its affiliates.

1 The Selling Holding Company was Actaris Metering Systems SA (a Luxembourg Company created on May 23, 2003) which was the Holding Company of the Actaris Group until July 28, 2005.

Total cost of the acquisition on July 28, 2005 was € 652.7 million, which consisted of € 484.0 paid for the equity interest of the selling shareholders and € 210.0 million to repay existing indebtedness, net of cash acquired of € 41.3 million. Sources of funds for the acquisition were comprised of new equity in the form of cash for € 1.6 million, new equity in the form of shareholder convertible notes for € 146.0 million, a new debt facility for € 420.0 million, a mezzanine debt facility of € 110.0 million and acquisition costs of € 16.4 million, offset by cash acquired of € 41.3 million.

The acquisition was recorded as of July 28, 2005, in accordance with SFAS 141, Business Combinations, which requires the cost of the acquisition be allocated to the fair value of the acquired identified assets and assumed liabilities.  Because certain shareholders in the Company also were shareholders in Predecessor, the Company applied the guidance in Emerging Issues Tasks Force (EITF) 88-16, Basis in Leverage Buyout Transactions.  EITF 88-16 requires that the assets acquired and liabilities assumed for the lesser of the continuing shareholder’s residual interest in Predecessor or the Company be reflected at carryover basis for accounting purposes, not fair value. Accordingly, the Company reduced the step-up to fair value (primarily property, plant and equipment, identifiable intangible assets, and goodwill) calculated under SFAS 141. This reduction is reflected as a Predecessor Basis Adjustment in Shareholders Equity for €133.7 million. As a result of this adjustment, the net assets at the acquisition date reflect fair value for the new investor’s ownership of 60.4% and carryover basis for the remaining 39.6% for continuing shareholders. This reduction has no impact on cash flow or the underlying fair value at the acquisition date used to allocate purchase price.

The cost of the acquisition is broken down and has been allocated to the identifiable assets and liabilities as follows:

(In € thousands)

Purchase Price Allocation at August 1, 2005:
Cost of acquisition, net of acquisition costs			652,750
Net book value of assets acquired and liabilities assumed			298,608
Excess of cost over book value			354,142

Fair value of identifiable assets & liabilities as at August 1, 2005:
			Predecessor
	Book value	Fair value	Basis	Sources
	Acquired	Allocation	Adjustment	of Financing	Net
Uses
Working capital	125,235	4,088	(1,619)	-	127,704
Property, plant & equipment	142,731	15,859	(6,280)	-	152,310
Identifiable intangibles	189,697	62,121	(24,600)	-	227,218
Other assets	37,766	11,876	(4,703)	-	44,939
Goodwill	-	328,344	(107,612)	-	220,732
Other current liabilities	(129,412)	(57,588)	11,160	-	(175,840)
Acquisition related restructuring costs	-	(8,819)	-	-	(8,819)
Other long-term liabilities	(67,409)	(1,739)	-	-	(69,148)
Sources
Net cash	-	-	-	24,840	24,840	(1)
Convertible shareholder notes	-	-	-	(145,960)	(145,960)
Mezannine debt	-	-	-	(110,000)	(110,000)
Senior bank debt	-	-	-	(420,000)	(420,000)
Net Balance	298,608	354,142	(133,654)	(651,120)	(132,024)

(1) Cash acquired, net of transaction fees

NOTE 4.	ACCOUNTS RECEIVABLE, NET

	At December 31,
	2006	2005
	(In € thousands)

Gross Receivables	138,310	127,365
Allowance for doubtful accounts	3,910	3,617
Receivables, net	134,400	123,748

NOTE 5.	INVENTORIES, NET

The components of Inventories as at December 31, 2006 and December 31, 2005 consist of the following:

		At December 31,
		2006	2005
		(In € thousands)

Gross Inventory	Raw materials and parts	39,653	38,287
	Work in process	8,234	6,194
	Finished Goods	34,952	30,223
Total Gross Inventory		82,839	74,704

Obsolescence Reserve	Raw materials and parts	3,190	3,120
	Work in process	245	267
	Finished Goods	2,579	2,917
Provision for obsolescence		6,014	6,304

Inventory, net		76,825	68,400

NOTE 6.	OTHER CURRENT ASSETS

The components of Other Current Assets at December 31, 2006 and December 31, 2005 consist of the following:
	At December 31,
	2006	2005
	(In € thousands)

VAT recoverable and prepaid taxes	5,861	6,336
Receivable for deferred revenue	2,474	1,627
Deferred expense to be recharged	2,226	2,561
Advances to suppliers and third parties	1,952	1,543
Receivable from subcontractors	1,418	839
Recoverable deposits (non trade)	1,288	1,780
Fair Value of financial instrument	1,025
Non trade receivable	907	280
Accrual for recoverable expenses	684
Other (individually < € 500)	1,569	2,175
Other Current Assets	19,404	17,141

NOTE 7.	PROPERTY, PLANT AND EQUIPMENT, NET

The components of Property, Plant and Equipment at December 31, 2006 and December 31, 2005 consist of the following:

	As at December 31,
	2006	2005
	(In € thousands)

Land and improvements	25,446	26,382
Building and improvements	49,871	49,101
Machinery and equipment	97,573	86,028
Total PP&E, gross	172,890	161,511
Less: Accumulated depreciation	(27,083)	(9,723)
Total PP&E, net	145,807	151,788

Depreciation expense was € 22.7 million in 2006, € 9.7 million for 2005 successor basis, € 12.1 million for 2005 predecessor basis and € 21.3 million for 2004.

NOTE 8.	INTANGIBLE ASSETS, NET

The gross carrying amount and accumulated amortization of intangible assets, other than goodwill, are as follows:

	At December 31, 2006			At December 31, 2005
	(In € thousands)
	Accumulated			Accumulated
	Assets	Amortization	Net	Assets	Amortization	Net

Intellectual properties	126,335	14,915	111,420	126,335	4,387	121,948
Customer relationship	58,341	4,132	54,209	58,341	1,215	57,126
Trademarks	23,307		23,307	23,307		23,307
Software licenses	10,424	1,566	8,858	10,424	461	9,963
Total	218,407	20,613	197,794	218,407	6,063	212,344

Intangible asset amortization expense was € 14.5 million in 2006, € 6.1 million for the successor period in 2005, € 8.7 million for the predecessor period in 2005 and € 15.0 million in 2004.

Estimated future annual amortization expense is as follows:

Estimated Annual
Year Ended December 31,	Amortization
(In € thousands)
2007	14,550
2008	14,550
2009	14,550
2010	14,550
2011	14,550
Beyond 2012	101,737
Total identifiable assets subject to amortization, net	174,487

NOTE 9.	GOODWILL, NET

The Company tests goodwill for impairment as of December 31 of each year. No impairment adjustment was required in 2006, 2005 or 2004.

Goodwill balances can also increase or decrease, with a corresponding change in accumulated other comprehensive income (loss), due to changes in foreign currency exchange rates.

The following table reflects goodwill allocated to each reporting segment as at December 31, 2006 and 2005:

	Total	Electricity	Gas	Water	Corporate
	(In € Thousands)

Goodwill balance as at August 1, 2005	220,732	64,325	60,236	69,726	26,445
Effect of change in exchange rates	158	47	43	49	19
Goodwill balance as at December 31, 2005	220,890	64,372	60,279	69,775	26,464

Goodwill balance as at December 31, 2005	220,890	64,372	60,279	69,775	26,464
Effect of change in exchange rates	(14)	(4)	(4)	(4)	(2)
Goodwill balance as at December 31, 2006	220,876	64,368	60,275	69,771	26,462

NOTE 10.	OTHER LONG TERM ASSETS

	At December 31,
	2006	2005
	(In € thousands)

Financing fees	13,331	14,660
Receivable on maintenance and rental business	3,214	4,831
Pension plan assets in long term assets	3,171	2,964
Other	270	620
Other Long Term Assets	19,986	23,075

NOTE 11.	ACCRUED EXPENSES

	At December 31,
	2006	2005
	(In € thousands)
Accrued operating expenses	15,350	10,934
Accrued rebates and commissions	4,789	3,827
Accrued interest	4,153	4,651
VAT and other tax related accruals	3,516	7,527
Advances received from customers	3,011	2,218
Accrued expenses	30,819	29,157

NOTE 12.	SENIOR BANK DEBT

To finance the July 28, 2005 acquisition of the Actaris Group, the Company entered into a senior Credit Facility Agreement on June 20, 2005 of € 495.0 million with the Mizuho Corporate Bank Ltd. The Credit Facility consisted of a € 420.0 million senior debt, and a € 75.0 million senior revolving credit line (covering both Revolving Credit Loan for € 35.0 million and Facility and Bank Guarantees for € 40.0 million).  On the senior debt, € 403.7 million was contracted in Euros while US dollars 19.6 million (equivalent to € 16.3 million) was contracted in US dollars.

On July 28, 2005, the Company drew down the entirety of the Senior Credit Facility, i.e. € 420.0 million, composed of:

- The Senior Facility Term A (€ 150.0 million) maturing July 28, 2012 and bears interest at a rate equal to Euribor, plus a margin ranging from 1.20% to 2.25% per year depending on Actaris’ ratio of Debt to EBITDA, plus an Additional Costs rate of 0.0017%.
-The Senior Facility Term B (€ 135.0 million) maturing July 28, 2013 and bearing interest at a rate equal to Euribor, plus a margin ranging from 2,25% to 2.75% per year depending on Actaris’ ratio of debt to EBITDA, plus an Additional Costs rate of 0.0017%.
- The Senior Facility Term C (€ 135.0 million) maturing July 28, 2014 and bearing interest at a rate equal to Euribor, plus a margin of 3.25% per year, plus an Additional Costs rate of 0.0017%.

On July 28, 2005, the Company drew € 29.8 million on the Revolving Credit Facility at a rate equal to Euribor, plus a margin of 2.25% per year. On December 31, 2006, there were no borrowings outstanding under the Revolving Credit Facility and € 17.0 million was utilized by outstanding standby letters of credit. The annual commitment fee on the unutilized portion of the revolving credit loan is 0.625%.

Analysis of Short-Term and Long-Term Senior Debt as at December 31, 2006 and 2005 by term is as follows:

(In € thousands)	At December 31,
	2006			2005
	Short Term	Long Term	Total	Total
	Portion	Portion

Senior Credit Loan, Term A	8,202	91,496	99,698	137,397
Senior Credit Loan, Term B		132,533	132,533	133,524
Senior Credit Loan, Term C		132,533	132,533	133,524
Senior Debt from Mizuho Corporate Bank Ltd	8,202	356,562	364,764	404,445

The Senior Credit Facility Agreement with Mizuho Corporate Bank, Ltd contained financial covenants tested on a quarterly basis starting December 31, 2005. These covenants included maintaining ratios of EBITDA to Net Interest Payable, Cash Flow to Debt Service and EBITDA to Net Borrowings. Other restrictions included a limit on the yearly capital expenditures. To date, the Company is in full compliance with the debt covenants as described in the Credit Facility Agreement.

Following the result of the Net Borrowings to EBITDA ratio, the Company succeeded in reducing the margin on its A Term Loan Facility and Revolving Credit Facility from 2.25% to 1.75% and the margin on its B Term Loan Facility from 2.75% to 2.50%, both with effect on October 1st 2006.

The facility allowed for voluntary prepayments without penalties or premium. The original repayment schedule called for € 12.7 million to be paid in 2006. Due to early prepayments in 2005 and in 2006, the balance of scheduled payments for 2006 was reduced to € 8.9 million. In total, € 49.1 million were repaid in 2006.  As a consequence, the Senior Term A amounted to € 99.7 million and the senior facility term B & C amounted to € 132.5 million each as of December 31, 2006.

NOTE 13.	MEZZANINE CREDIT FACILITY

To finance the July 28, 2005 acquisition, the Company entered on June 20, 2005 into a Mezzanine Credit Facility Agreement with the Mizuho Corporate Bank Ltd. The credit facility consisted of € 110.0 million in mezzanine debt contracted in Euros.

On July 28, 2005, the Company drew down the entirety of the Mezzanine Credit Facility, or € 110.0 million. This mezzanine facility matures July 28, 2015 and bears interest at a rate equal to Euribor, plus a margin of 8.00%. It cannot be prepaid without penalty.

Among other restrictions, the Mezzanine Credit Facility agreement with Mizuho Corporate Bank, Ltd contained financial covenants tested on a quarterly basis starting December 31, 2005. These covenants included maintaining ratios of EBITDA to Net Interest Payable, Cash Flow to Debt Service and EBITDA to Net Borrowings. Other restrictions include a limit on the yearly capital expenditures. To date, the Company is in full compliance with the debt covenants as described in the Credit Facility Agreement.

NOTE 14.	DERIVATIVES

On October 4, 2005, the Company entered into an interest rate swap agreement with Société Générale and Commerzbank for a zero premium tunnel with a 6 months Euribor ceiling of 3,.67% and a floor of 1,05%. Fifty percent of the original Senior Bank Debt and the Mezzanine Credit Facility, or € 265.0 million, is covered by a financial instrument as requested by the Credit Facility Agreement. The fair market value amounting to € 1.0 million and € -0.6 million as of December 31, 2006 and 2005, respectively was recorded as other non current assets/liabilities, with the offset recorded as other financial income/expense.

NOTE 15.	DEFERRED COMPENSATION

The Company sponsors both funded and unfunded non-U.S. defined benefit pension plans and defined contribution plans covering employees in Germany, France, Spain, Portugal, Italy, Belgium, Chile, Hungary and Indonesia. In countries where the liabilities are significant the defined benefit obligation is calculated annually by locally accredited independent actuaries using the projected unit credit method. In countries with individually minor defined benefit obligation measurement is done by management and reviewed by an independent accredited actuary.

The following table summarizes the funded status of the defined benefit plans and amounts recognized in the Consolidated Balance Sheet at December 31, 2006, December 31, 2005 and July 31, 2005.

	Period ended
	Dec 31, 2006	Dec 31, 2005	July 31, 2005
	Successor Basis	Successor Basis	Predecessor Basis
	(In € thousands)

Change in Benefit Obligation:
Benefit Obligation at beginning of period	56,700	55,024	47,898
Service Cost	1,345	580	757
Interest Cost	2,263	949	1,308
Plan Amendments	6
Actuarial (gains) / losses	(208)	1,077	4,659
Asset transfer		(43)	(60)
Benefits paid	(2,823)	(963)	(1,348)
Settlements and curtailments	(831)		(291)
Other – foreign exchange rate changes	(97)	76	110
Benefit Obligation at end of period	56,355	56,700	53,033

Change in plan assets:
Fair value of plan assets at beginning of period	4,284	4,364	4,476
Actual return of plan assets	140	(168)	204
Company contributions	310	138	193
Settlements and curtailments			(447)
Benefits paid	(120)	(52)	(73)
Other – foreign exchange rate changes	(8)	2	11
Fair value of plan assets at end of period	4,606	4,284	4,364

Funded Status of plans	(51,749)	(52,416)	(48,669)
Unrecognized actuarial loss	721	1,323	3,541
Unrecognized prior service cost	6		(2,371)
Minimum pension liability	(328)	(194)
Net Amount recognized	(51,350)	(51,287)	(47,499)

Amounts recognized on balance sheet consist of:
Prepaid benefit cost	337	330	336
Accrued benefit liability	(51,359)	(51,423)	(47,835)
Accumulated other comprehensive income	(328)	(194)
Net amount recognized under FAS 132	(51,350)	(51,287)	(47,499)
Jubilee Reserve (Germany & France)	(1,009)	(999)	(912)
Plan assets reported in other Long Term Assets	(3,171)	(2,946)	(2,922)

Total Deferred Compensation reported in the Balance Sheet	(55,530)	(55,232)	(51,333)

The accumulated benefit obligation for our defined benefit pension plans was €52.9 million and €53.7 million at December 31, 2006 and 2005, respectively.

Net periodic pension benefit costs for the Company’s plans include the following components:

	Period ended
	Dec 31, 2006	Dec 31, 2005	July 31, 2005	Dec 31, 2004
	Successor Basis	Successor Basis	Predecessor Basis	Predecessor Basis
	(In € thousands)

Service cost	1,345	580	757	1,378
Interest cost	2,263	949	1,308	2,323
Expected return on plan assets	(198)	(77)	(108)	(211)
Amortization of prior service cost			(167)	(285)
Amortization of actuarial losses (gains)			20	45
Settlements and curtailments	(316)		166	(172)
Net periodic benefit cost	3,094	1,452	1,976	3,078

The actuarial weighted average assumptions used in determining the benefit obligations and net periodic benefit cost for the Company’s benefit plans are presented in the following table.

	Period ended
	Dec 31, 2006	Dec 31, 2005	July 31, 2005	Dec 31, 2004
	Successor Basis	Successor Basis	Predecessor Basis	Predecessor Basis

Actuarial assumptions used to determine benefit obligations at end of period:
Discount rate	4.40%	4.34%	4.45%	4.62%
Expected annual rate of compensation increase	3.14%	2.68%	2.66%	2.64%
Actuarial assumptions used to determine net periodic benefit cost for the period:
Discount rate	4.34%	4.45%	4.62%	5.48%
Expected rate of return on plan assets	3.81%	4.32%	4.31%	4.29%
Expected annual rate of compensation increase	3.14%	2.68%	2.66%	2.64%

The discount rates used to calculate the obligation are based on underlying indices as follows:

- Central discount rates for retirement benefit plans labeled in euro were selected using the Merrill Lynch (ML) Euro Corp yield curve data. The central rate was determined by taking the yield at a duration corresponding to the duration of the plan liabilities;
- Central discount rates for retirement benefit plans labeled in another currency were selected using a similar methodology applied on high quality corporate bonds yield data labeled in that currency.

The expected rates of return on plan assets assumption was determined based on plan asset allocations, a review of historic plan asset returns over varying long-term periods, and a forecast of future asset returns. The expected rate of return is an estimate and assumption of returns over a long-term. Actuarial gains and losses in excess of 10 percent of the greater of the fair value of plan assets or the plans projected benefit obligation are amortized over the expected remaining service period of the employees.

Pension plans with accumulated benefit obligations exceeding the fair value of plan assets were as follows:

	At
	Dec 31, 2006	Dec 31, 2005	July 31, 2005
	Successor Basis	Successor Basis	Predecessor Basis
	(In € thousands)

Projected benefit obligation	55,207	55,523	51,772
Accumulated benefit obligation	51,917	52,657	49,154
Fair value of plan assets	3,163	2,856	2,782

The allocation of the fair value of plan assets and target allocation for our pension plans assets is as follows:

	At
	Dec 31, 2006	Dec 31, 2005	July 31, 2005	Long Term
	Successor Basis	Successor Basis	Predecessor Basis	Target allocation
Asset category
Short term investments and cash	7%	6%	5%	7%
Other Insurance funds	93%	94%	95%	93%
Total	100%	100%	100%	100%

Most of the plan assets are invested in insurance funds which allow a balanced mix between risk and return.

The Company’s general funding policy for qualified pension plans is governed by requirement of regulatory funding standards. Assuming that actual plan asset returns are consistent with our expected rate of return in 2007 and beyond, and that interest rates remain constant, the Company expects to contribute approximately €309,000 in 2007 to our non-U.S. defined benefit pension plans. These contributions do not reflect benefits to be paid directly from Company assets.

Benefit payments, including amounts to be paid from Company assets, and reflecting expected future service, as appropriate, are expected to be paid as follows:

Year Ended December 31,	(In € Thousands)

2007	2,566
2008	2,365
2009	2,521
2010	2,097
2011	3,016
2012 - 2016	15,348

The following table presents the employer contribution paid into the defined contribution schemes:

	Period ended
	Dec 31, 2006	Dec 31, 2005	July 31, 2005	Dec 31, 2004
	Successor Basis	Successor Basis	Predecessor Basis	Predecessor Basis
	(In € Thousands)
U.K	1,331	509	713	732
U.S.A	470	184	118	209
The Netherlands	435	172	238	385
Brazil	142	44	62	83
Australia	51	20	29	48
Belgium	43	17	24	40
Total	2,472	946	1,184	1,497

NOTE 16.	RESTRUCTURING

As part of a strategy to optimize utilization of its industrial sites, the Company undertook a restructuring plan in December 2004.  This plan was further developed by the successor as discussed in Note 3. The plan incorporates major restructuring in Western Europe and the restructuring accruals recorded, include costs primarily associated with workforce reduction as well as other costs associated with exit of an activity.

This liability is reflected on the accompanying consolidated balance sheet as follows:

(In € Thousands)

Restructuring reserve as at December 31, 2004	10,861
Additions	1,429
Payments	(7,821)
Restructuring reserve as at July 31, 2005	4,469
Acquisition related restructuring costs	8,819
Restructuring reserve as at August 1, 2005	13,288
Additions	1,259
Payments	(5,169)
Restructuring reserve as at December 31, 2005	9,378
Additions	2,675
Payments	(5,885)
Restructuring reserve as at December 31, 2006	6,168

	At December 31,
	2006	2005
	(In € thousands)

Current portion of restructuring reserve	5,490	8,316
Restructuring reserve, less current portion	678	1,062
Total	6,168	9,378

NOTE 17.	WARRANTY

A summary of the warranty accrual account activity is as follows:

	For the Year Ended December 31,
	2006	2005
	(In € thousands)

Beginning Balance, January 1	8,972	6,777
New product warranties	1,227	3,290
Other changes/Adjustments to warranties	(97)	176
Claim activity	(3,663)	(1,271)
Ending Balance, December 31	6,439	8,972

Less: current portion of warranty	3,220	4,486
Long term warranty	3,219	4,486

NOTE 18.	SHAREHOLDER CONVERTIBLE NOTES

On July 28 2005, the Company issued shareholder convertible notes with a nominal value of € 25 each in four series, two which bear interest at Euribor 12 months plus 3,.86%, and two which are non-interest bearing.  Net proceeds of approximately € 161.4 million from the issuance were used to finance the acquisition. Each of the bonds was convertible into one share of common stock at the option of the holder or Company. Additionally, the bonds were redeemable either on demand or at the maturity date at the option of the holder or Company subject to (i) the repayment of all outstanding debt and (ii) the bonds not having been converted.  For purposes of redemption (either early or at maturity), the redemption amount was not fixed but equal to the residual equity value of the Company. Accordingly, these have been treated as redeemable residual equity interests and accounted for under EITF Topic D-98 and ASR 268, which requires classification of redeemable securities that would otherwise not represent obligations under SFAS 150, and are redeemable only if specified events occur, at their initial carrying amount outside of permanent equity.

The interest bearing bonds, 2.016.336 units in A1 and 3.461.136 units in B1 had a final maturity date of July 28th, 2080 and July 28th, 2020, respectively. In accordance with the terms of the A1 and B1 bonds, all interests have been accrued and deferred until future redemption. The total amount accrued within the total shareholder convertible notes balance amounts to € 4.0 million per December 31, 2005 and € 13.3 million per December 31, 2006.

The non-interest bearing shareholder convertible notes, 360.060 units of A2, and 618.060 units of B2 had a final maturity date on July 28, 2080 and July 28, 2020, respectively. The non-interest bearing bonds had been discounted using a 4.02% interest rate equivalent to the long term European bonds rate.

NOTE 19.	SHAREHOLDERS’ EQUITY

The € 1.63 million of shares of Actaris Metering Systems SA are composed of 64,408 ordinary shares with a nominal value of € 25 each and are pledged in favor of Mizuho Corporate Bank Ltd. and Preferred Shares (€ 20.0 thousand) giving rights for a preferred dividend.  Preferred Shares are divided into 800 preferred shares with a nominal value of € 25 each.

If the Company reports a net profit for the year, Luxembourg law requires the appropriation of an amount equal to at least 5% of the annual net income to a legal reserve until such reserve equals 10% of the issued share capital. This reserve is not available for dividend distribution.

NOTE 20.	CONTINGENT AND OTHER NON-CURRENT LIABILITIES AND CONTINGENCIES

Legal proceedings, claims and other contingencies
The Company is a defendant in a number of legal proceedings arising in the ordinary course of business and has various unresolved claims pending including, amongst others, tax litigations in several different jurisdictions where tax losses, tax incentives and deductibility of certain expenses are challenged. Management has recorded a € 8.7 million provision, out of a total risk of € 15.3 million, in relation with the above cases. The outcome of these lawsuits and claims is not known at this time. Management defends all of these lawsuits vigorously.

The Company has been sued by the minority shareholder of an affiliate (together with the shareholder prior to the 2001 acquisition of the worldwide business) for breach of an alleged preemptive right. Courts have condemned the defendants to pay material compensation damages of about € 10.6 million.  All defendants have appealed and, based on independent legal advice, management believes there is no legal reason for this claim and consequently only accrued approximately € 1 million for legal and other related fees.

Environmental regulations
The Company uses metals, solvents and similar materials that are stored on-site.  The waste created by use of these materials is transported off-site on a regular basis by an unaffiliated waste hauler and is processed by an unaffiliated contractor or vendor.  The Company has made a concerted effort to reduce or eliminate the use of mercury and other hazardous materials in its products.  The Company believes it is in compliance with regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of, or exposure to, toxic or other hazardous substances, except for a trichloroethylene (TCE) soil and groundwater contamination which exists in Frosinone, Italy.  At December 31, 2006, the Company has an accrual for environmental remediation amounting to € 0.7 million for environmental remediation works in Frosinone, Italy.  The liability for these costs arose when the site was owned by a former operator, Schlumberger.  However, the Company believes that it is indemnified against exposure to these costs by Schlumberger and as such the Company will pursue reimbursement as clean-up costs are incurred.  Reimbursed amounts are recorded against the receivable when received. The provision for the remediation is included with the warranties and litigations reserve.

The European Union (EU) has enacted the Waste Electrical and Electronic Equipment Directive (“WEEE”), which makes producers of certain types of electrical equipment financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. The deadline for the individual member states of the EU to enact the directive in their respective countries was August 13, 2004 (such legislation, together with the directive is referred to as the WEEE Legislation).  Producers participating in the market were financially responsible for implementing these responsibilities under the WEEE Legislation beginning in August 2005. Implementation in certain of the member states has been delayed into 2007. Similar legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, China and Japan. China has passed similar legislation, which will take effect March 1, 2007.  The liability for such environmental costs is accrued when considered probable and the costs can be reasonably estimated.  The Company has determined the liability for our responsibilities under the WEEE Legislation to be immaterial to its operations and financial position at December 31, 2006 and does not currently anticipate material capital expenditures for environmental control facilities.  The Company is continuing to evaluate the impact of the WEEE Legislation and similar legislation in other jurisdictions as individual countries issue their implementation guidance.

NOTE 21.	COMMITMENTS

Operating Leases
Total rental expense for operating leases was € 5.2 million for the period ended December 31, 2006 compared to € 5.0 million at the end of December 31, 2005. Future minimum rental commitments under non-cancelable operating leases are as follows:

Year Ended December 31,	(In € Thousands)

2007	4,095
2008	2,147
2009	1,221
2010	525
2011	202
Thereafter	120
Total operating leases	8,310

Other commitments
As of December 31, 2006, guarantees issued to local banks in the form of letters of credit for performance and bid bonds were € 22.3 million (€ 17.0 million secured by Mizuho Corporate Bank Ltd and € 5.3 million unsecured) compared to € 23.6 million (€ 18.0 million secured by Mizuho Corporate Bank Ltd and € 5.6 million unsecured) at December 31, 2005.

The Company has accrued in its books a warranty reserve (Note 17) to cover potential manufacturing repair costs.  This reserve is based on the expected average return rate of meters that are covered by warranty contractual obligations. Warranties granted by affiliates have, when justified, been supported by Parent Company Guarantees.

As of December 31, 2006, The Company has commitments on the sale of one discontinued businesses in the UK, which took place in 2003 for a total of € 1.3 million. These commitments, related to the tax statute of limitations, as per the contract, will expire in 2009.

The Company has satisfactory title to all assets appearing in its balance sheet. No security has been executed under the provisions of the Uniform Commercial Code, and there are no liens or encumbrances on assets, nor has any asset been pledge except:

-	The pledge of shares in favor of Mizuho Corporate Bank Ltd.
-	At Mecoindo, the 95% held Indonesian affiliate, where a civil court has decided on February 1, 2006 to forbid the sale or pledge of that affiliate real property and shares.
-	The pledge of assets related to the tax claim in Portugal.

NOTE 22.	INCOME TAXES

The Company computes income taxes in accordance with the applicable tax rules and regulations in the numerous jurisdictions where its income is earned.

Deferred income tax is provided on temporary differences between the tax values of assets and liabilities and their carrying amounts in the consolidated financial statements. The tax effect of temporary differences is computed using the tax rate enacted at the balance sheet date and the rate expected to apply when the related deferred income tax assets is realized or the deferred income tax liability is settled.

A reconciliation of income taxes at a weighted average statutory rate to the consolidated actual tax rate is as follows:

	Period ended
	Dec 31, 2006	Dec 31, 2005	July 31, 2005	Dec 31,2004
	Successor Basis	Successor Basis	Predecessor Basis	Predecessor Basis
	(In € thousands)

Income (loss) before income taxes
Domestic	(9,370)	1,323	422	2,577
Foreign	43,389	(11,757)	29,179	27,403
Total income (loss) before income taxes	34,019	(10,434)	29,601	29,980

Weighted average statutory rate	30.9%	35.0%	32.3%	31.1%
Expected income tax provision (benefit)	10,512	(3,651)	9,561	9,332

Effect of Utilization of deferred tax asset not recognized in earlier years	(3,532)	(186)	(1,614)	(2,050)
Effect of unrecognized deferred tax asset during the period	4,830	2,826	655	1,163
Change in valuation allowance	(1,029)			(236)
Prior Years adjustments	(423)	(320)		(2,306)
Interests expenses not deductible	873	574
Financing Fees amortization	324	241	202	353
Step Up investment value (Sewa Germany)	429
Other Permanent differences	720	287	738	(187)
Tax on capital gain	235	(1,424)	1,424
Adjustment following Tax audit	451
Irap tax (Italy)	455	113	315	322
Other, net	554	(342)	203	(285)
Total provision (benefit) for income taxes	14,399	(1,882)	11,484	6,106

Tax provision (benefit) for income taxes consists of the following:

	Period ended
	Dec 31, 2006	Dec 31, 2005	July 31, 2005	Dec 31,2004
	Successor Basis	Successor Basis	Predecessor Basis	Predecessor Basis
	(In € thousands)

Current
Domestic	127	185	1,464	228
Foreign	18,467	4,916	9,744	8,015
Total Current	18,594	5,101	11,208	8,243

Deferred
Domestic	(146)	(146)	0	1,458
Foreign	(3,020)	(6,837)	276	(3,359)
Total Deferred	(3,166)	(6,983)	276	(1,901)

Change in valuation allowance	(1,029)			(236)

Total provision (benefit) for income taxes	14,399	(1,882)	11,484	6,106

Net deferred income tax consists of the following:

Period ended
	Dec 31, 2006	Dec 31, 2005
(In € thousands)

Deferred Tax Assets
Deferred tax assets resulting from expected future deductibility of existing reserves:
Pension Reserves	8,476	6,974
Litigation	1,670	1,537
Restructuring	1,466	2,866
Accrued Interests (not paid)	1,384	818
Other	2,058	1,821
Total Deferred tax assets on deductibility of reserves	15,054	14,016
Deferred Tax assets related to Tax loss carry forwards	20,843	22,224
Valuation allowance on deferred tax assets related to tax loss carry forwards	(16,132)	(15,343)
Total deferred tax assets (Net of valuation allowance)	19,765	20,897

Deferred Tax Liabilities
Deferred tax liabilities resulting from timing differences (inclusive of impact of purchase accounting fair valuation) on:
Property, plant and equipment	(19,622)	(21,386)
Intangibles (Technology, Customer relationship, Intellectual Property, Trademark,
Purchased Software and Financing Fees)	(59,352)	(64,800)
Other	(3,867)	(2,064)
Total deferred tax liability	(82,841)	(88,250)

At December 31, 2006, the total tax loss carry-forwards amounts to € 70 million of which € 61 million have no expiration date. The remaining € 9 million will expire beyond 2008. The corresponding tax credits amount to € 20.8 million against which a valuation allowance of € 16.1 million was provided for as a result of the uncertainty of offsetting these credits against future taxable income. These tax credits, net of allowance, and carried forward indefinitely are predominantly related to the Company’s operations in France, Austria and Germany.

NOTE 23.	LONG TERM INVESTMENTS

The Company has investments in entities over which it exercises control. It accounts for these investments following the equity method. The following tables describe the various investments accounted for under the equity method as well as how the investments and related equity in earnings of the related investees is reflected in the Consolidated Balance Sheet and Income Statement as of and for the years ended December 31, 2006 and 2005:

Name of the Company	Country	Ownership and Voting Percentage
SERD	France	33.85%
Flogiston	Hungary	33.00%
Uromgas	Hungary	38.68%
Maghreb Compteurs	Tunisia	36.35%

			Equity in earnings for the year
	At December 31,		ended December 31,
	2006	2005	2006	2005	2004
	(In € thousands)

SERD	2,352	2,424	235	524	236
Flogiston	344	344	19	40	32
Uromgas		768		38	71
Maghreb Compteurs	441	441	(37)	12	(25)

The Company has an option for SERD to repurchase the Company’s shares in SERD at cost in 2009. The Company has not provided any guarantees or pledges on behalf of these investees. During 2006, the Company sold its investment in Uromgas for a total consideration of € 0.4 million.

The Company has investments in three companies in which the ownership and voting percentages are each less than 20%, and which the Company does not exercise significant influence. As such, these investments are accounted for under the cost method of accounting.

Name of the Company	Country	Ownership and Voting Percentage
Abfar Industrial Corporation	Iran	10.00%
Sharkatesahami Kontorsazi SKI	Iran	8.00%
Societe Marocaine des Compteurs Vincent SA	Morocco	12.00%

The total of the investment in these companies is recorded as a long-term investment on the Consolidated Balance Sheet at December 31, 2006.

			Earnings received for the year
	At December 31,		ended December 31,
	2006	2005	2006	2005	2004
	(In € thousands)

Abfar Industrial Corporation
Sharkatesahami Kontorsazi SKI
Societe Marocaine des Compteurs Vincent SA	274	274			9

NOTE 24.	RELATED PARTIES

As per contract, dated November 1, 2005, between the Company and AMS Industries S.A., an investment vehicle of one of Actaris’ shareholders, AMS Industries S.A. was paid € 1.3 million in 2006 for strategic consulting services rendered including advice regarding reparation of projected development plans, long-term market positioning, international development, external growth strategy including advice on acquisition projects that could occur.

NOTE 25.	NEW ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (FASB) issued FIN 48 - an interpretation of SFAS 109 - to clarify the accounting for uncertainty in income tax recognized in financial statements in accordance with SFAS 109. This interpretation prescribes a recognition threshold (50% likely to be realized upon ultimate settlement) for the financial statement recognition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet elected for FIN 48 but does not expect its adoption to have material effect on its 2007 consolidated financial statements.

In September 2006, the SEC released SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), regarding the process of quantifying the financial statement effects of misstatements, applying both techniques “rollover” and “iron curtain”, and specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB 108 is effective for years ending after November 15, 2006. The adoption of SAB No. 108 by our Company in 2006 did not have any impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, this Statement simplifies and codifies related guidance within generally accepted accounting principles (GAAP).

This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007. We believe that the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS 158 “Employers’ accounting for defined Benefit Pension and Other Postretirement Plans “amending FASB Statements 87, 88, 106 and 132. This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. An employer without publicly traded equity securities shall initially apply the requirement to recognize the funded status of a benefit plan and the disclosure requirements as of the end of the fiscal year ending after June 15, 2007. If 2006 assumptions remain constant, the impact on the 2007 Other Comprehensive Income of our consolidated financial statements for adopting SFAS 158 will be a benefit of € 1.2 million. As a result of the acquisition by Itron Inc. (note 23) we will adopt SFAS No. 158 as of June 2007.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 shall be effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating the impact of the adoption of SFAS No. 159 on our consolidated financial statements.

NOTE 26.	SUBSEQUENT EVENTS (UNAUDITED)

On February 25, 2007, Itron Inc. and the Company entered into a Stock Purchase Agreement which will result in each stockholder of the Company selling, assigning, transferring, conveying or delivering to Itron, Inc. all of the outstanding residual equity of the Company. The parties closed the transaction on April 18, 2007. The total purchase price of the transaction was € 1.2 billion.  In conjunction with the transaction, all amounts owing under the Senior Credit Facility (Note 12), the shareholder convertible notes (Note 18), and Mezzanine Credit Facility (Note 13), were repaid in full and cancelled.

Itron, Inc. is a multinational corporation incorporated in the State of Washington, USA, which is listed on the NASDAQ. In 2006, Itron had global revenues of US$ 644 million. Itron is a technology provider to the electricity, gas, water and heat industries. The three main segments of Itron's business are: (i) meter data collection (handheld computer-based meter data collection systems) and Automatic Meter Reading (AMR); (ii) the supply and manufacture of electricity meters (mainly in the USA); and (iii) software solutions (software and services for electricity, gas, water and heat information management). The focus of each of Itron's business segments is in the United States.

On June 21, 2007 the Company received a letter from the tax administration confirming their claim of € 6.6 million regarding the rejection of tax losses carried forward. Based on independent tax advice, we maintain our position and did not record any additional tax liability.